Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Woodmark Corporation of our report dated June 4, 2004, except for the fourth paragraph of Note A, as to which the date is June 16, 2005, included in the 2005 Annual Report to Shareholders of American Woodmark Corporation.

Our audits also included the financial statement schedule of American Woodmark Corporation listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-12631), (Form S-8 No. 333-12623), (Form S-8 No. 333-41900), (Form S-8 No. 333-68434) and (Form S-8 No. 333-122438) of our report dated June 4, 2004, except for the fourth paragraph of Note A, as to which the date is June 16, 2005, with respect to the consolidated financial statements of American Woodmark Corporation, incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of American Woodmark Corporation, included in this Annual Report (Form 10-K) of American Woodmark Corporation.

/s/ Ernst & Young LLP

Richmond, Virginia

July 8, 2005